INDEPENDENT AUDITORS' CONSENT



The Shareholders and the Board
  of GreenPoint Financial Corp.


We consent to incorporation by reference in this registration statement (registering common stock to be issued under the GreenPoint Financial Corp. Amended and Restated 1994 Stock Incentive Plan) on Form S-8 of GreenPoint Financial Corp. of our report dated January 19, 1996, relating to the consolidated statement of financial condition of GreenPoint Financial Corp. and Subsidiaries as of December 31, 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1994, which report is included in the December 31, 1996 Annual Report on Form 10-K of GreenPoint Financial Corp.



                                  /s/ KPMG PEAT MARWICK LLP
                                      KPMG PEAT MARWICK LLP


Jericho, New York
January 23, 1998






















00995003.AF9